Exhibit 99.1

Geron Reports 2008 First Quarter Financial Results

MENLO PARK, Calif.--(BUSINESS WIRE)--Geron Corporation (Nasdaq:GERN) today reported financial results for the three months ended March 31, 2008.

For the first quarter of 2008, the company reported operating revenues of $1.7 million and operating expenses of $17.6 million, compared to $916,000 and $17.3 million, respectively, for the comparable 2007 period. Net loss applicable to common stockholders for the 2008 period was $13.7 million, or $(0.18) per share, compared to $2.5 million, or $(0.03) per share for the comparable 2007 period. The results of the 2007 period include an unrealized gain of $14.8 million related to changes in fair value of warrants classified as liabilities and a non-cash expense of $3.7 million related to issuance of warrants in February 2007.

Revenues for the first quarter of 2008 and for the comparable 2007 period reflect royalty and license fee revenue under various license and collaborative agreements. Interest and other income for the first quarter of 2008 amounted to $1.9 million, compared to $2.8 million for the first quarter of 2007.

Research and development expenses increased for the first quarter of 2008 to $13.6 million, compared to $13.2 million for the same period last year. Included in the first quarter of 2008 research and development expense is $1.4 million of non-cash expense related to stock-based compensation. General and administrative expenses decreased for the first quarter of 2008 to $4.0 million, compared to $4.1 million for the comparable 2007 period. Included in the first quarter of 2008 general and administrative expense is $1.4 million of non-cash expense related to stock-based compensation.

The company expects its research and development expenses to increase in the future as it advances its telomerase inhibitor drug and its telomerase-based cancer vaccine through the clinical trial process and continues development of its human embryonic stem cell (hESC)-based cell therapies.

First Quarter 2008 Highlights:

• License agreement signed with Sienna Cancer Diagnostics to allow access to patents and know-how related to the detection and measurement of telomerase activity.

• U.S. Patent 7,326,572 received with claims covering a widely used method for producing endoderm cells from human embryonic stem cells (hESCs). The production of endoderm cells is a critical step in generating pancreatic islet cells from hESCs; Geron is developing the islet cells for potential use in treating diabetes.

• The Wall Street Journal ranked Geron number 5 of companies listed in the biotechnology patent scorecard. The ranking, as measured by the scale, quality, impact and nearness to the core science of the company’s intellectual property portfolio, reflects Geron’s dominant patent position in anti-cancer drug and vaccine development targeting telomerase and cell therapies being developed from the company’s human embryonic stem cell platform.

• U.S. Patent Office upheld the validity of three patents for human embryonic stem cells that were challenged earlier in reexamination proceedings. All three patents are assigned to WARF and licensed exclusively to Geron for the development and commercialization of therapies based on three types of cells derived from hESCs: neural cells, cardiomyocytes and pancreatic islet cells.

Page Two / Geron Reports 2008 First Quarter Financial Results

Conference Call

At 8:00 a.m. PDT/11:00 a.m. EDT on Apr. 30, Thomas B. Okarma, Ph.D., M.D., Geron’s chief executive officer, and David L. Greenwood, Geron’s chief financial officer, will host a conference call to discuss the company’s first quarter results.

Participants can access the conference call via telephone by dialing 866-383-8009 (U.S.) or 617-597-5342 (international). The passcode is 38430133. A live audio-only Webcast is also available through a link that is posted on the conferences page in the investor relations section of Geron’s Web site at http://www.geron.com. The audio Web broadcast of the conference call will be available for replay through May 30, 2008.

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials. Geron is also the world leader in the development of human embryonic stem cell-based therapeutics, with its spinal cord injury treatment anticipated to be the first product to enter clinical development. For more information, visit www.geron.com.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release regarding potential applications of Geron’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the annual report on Form 10-K for the year ended December 31, 2007.

GERON CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
(In thousands, except share and per share data)	2008	2007

Revenues from collaborative agreements	$79	$293
License fees and royalties	1,615	623
Total revenues	1,694	916

Operating expenses:
Research and development	13,613	13,189
General and administrative	4,030	4,129
Total operating expenses	17,643	17,318
Loss from operations	(15,949)	(16,402)

Unrealized gain on derivatives	406	14,805
Interest and other income	1,893	2,792
Interest and other expense	(24)	(28)
Net (loss) income	(13,674)	1,167
Deemed dividend on derivatives	—	(3,661)
Net loss applicable to common stockholders	$(13,674)	$(2,494)

Basic and diluted net loss per share applicable to common stockholders	$(0.18)	$(0.03)
Shares used in computing basic and diluted net loss per share applicable to common stockholders	76,629,693	71,797,056
CONDENSED CONSOLIDATED BALANCE SHEETS

	MARCH 31,	DECEMBER 31,
(In thousands)	2008	2007
	(Unaudited)	(Note 1)
Current assets:
Cash, restricted cash and cash equivalents	$ 139,749	$ 148,465
Marketable securities	56,117	59,979
Interest and other receivables	1,602	788
Other current assets	5,355	4,140
Total current assets	202,823	213,372

Property and equipment, net	3,862	4,075
Deposits and other assets	3,929	1,449
	$ 210,614	$ 218,896

Current liabilities	$ 8,706	$ 12,717
Noncurrent liabilities	140	505
Stockholders’ equity	201,768	205,674
	$ 210,614	$ 218,896

Note 1: Derived from audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

CONTACT:
Russo Partners, LLC
Media and Investors:
David Schull, 858-717-2310
david.schull@russopartnersllc.com
or
Geron:
David L. Greenwood, 650-473-7765
Chief Financial Officer
info@geron.com